Exhibit 10.25

SUPPLIER AGREEMENT

THIS SUPPLIER AGREEMENT (the “Agreement”) is made by and between Domino Foods, Inc., as agent for its Affiliates, American Sugar Refining, Inc., Redpath Sugars Ltd. Okeelanta Corporation, T&L Sugars Limited, Domino Comercio, and Sidul Açúcares, Unipessoal Lda.  (the "Purchaser") and Sunwin International Neutraceuticals, Inc.(“Supplier”).

Purchaser is engaged in the business of manufacturing, packaging, marketing and selling sweetener products.  Purchaser is the owner of the formulations and specifications for certain food products, including products which utilize stevia or stevia based ingredients (the “Products”).  Supplier manufactures stevia based ingredients and Supplier is willing to sell to Purchaser Reb A 60 and higher grades of Stevia (the “Ingredient”) on the terms and conditions set forth in this Agreement. In consideration of the mutual promises set forth in this Agreement, the parties agree as set forth below.

1.           Supply.

1.1           Subject to the terms and conditions of this Agreement, Supplier shall supply to Purchaser, and Purchaser shall purchase from Supplier Ingredient from time to time.  Purchaser may purchase Ingredient on its own behalf or that of its Affiliates or Affiliates may purchase Ingredient directly in their own name under this Agreement.

1.2           The specifications for the Ingredients are attached hereto as Exhibit A (the “Specifications”).

1.3           Additional products may be added to this Agreement by written amendment executed by the parties.
1.4           Purchaser agrees that during the Term, and prior to placing orders for Ingredients with other suppliers, Purchaser will give Supplier the opportunity to bid on supplying the desired Ingredients.

2.           Purchase Orders.  This Agreement shall be implemented by Purchaser or its Affiliates issuance of individual quarterly purchase orders (“Purchase Orders”) specifying the quantity, unit size, packaging, Price (as defined in Item 4.1 of this Agreement), delivery location, and desired delivery date of Ingredients. Purchase Orders shall be placed at least ninety (90) days before the upcoming quarter.  The terms of this Agreement shall prevail over any conflicting terms set forth in any Purchase Order and shall constitute the binding obligation of Purchaser to purchase and Supplier to sell the Ingredient described therein.

3.           [Intentionally Deleted].

4.           Price.

.1           Prior to the submission of the Purchase Order, the parties shall negotiate the price for the Ingredient (the “Price”).    Unless otherwise agreed by the parties, the Price for the Ingredients will  exclude freight and shipping and transportation insurance costs which will be added as line item to Supplier’s invoice and will be charged to Purchaser at Supplier’s cost without mark up.  Notwithstanding the foregoing, Purchaser reserves the right to make freight and shipping and transportation insurance arrangements itself and will indicate such on its Purchase Order to Supplier.
.2           Any existing or future taxes, levies or duties whether on Ingredient, freight or shipping imposed by country of origin or export shall be for Supplier’s account.  Any existing or future taxes, levies or duties whether on the Ingredient, freight, or shipping imposed by country of destination shall be for Purchaser’s account.

5.           Sampling, Delivery and Shipment.

5.1           Prior to shipment, Supplier shall test product to confirm that it satisfies the Specifications.  Supplier shall then identify Ingredient by production lot number and make samples of Ingredient available to Purchaser for testing.  Purchaser shall test the Ingredient and then advise Supplier from which lots Purchaser wishes to purchase Ingredient.  Upon receipt of Ingredient, Purchaser may, but is not obligated to, test the Ingredient for conformity to the Specifications and this Agreement.

5.2           The delivery terms will be “FOB Purchaser’s Facility” at any of the locations specified in the Purchase Order. The delivery location shall be set forth on the Purchase Order (“Delivery Location”). Title and risk of loss to Ingredient shall transfer to Purchaser upon Supplier’s Tender of Delivery.  “Tender of Delivery” occurs when Ingredient is delivered by Supplier to the Delivery Location.

5.3           A Material Safety Data Sheet, Kosher Certificate and Certificate of Analysis (“COA”), and such other forms as may reasonably be required by Purchaser, shall accompany each shipment of Ingredient.  The COA for each lot of Ingredient delivered to Purchaser must contain supporting analytical information reasonably acceptable to Purchaser.

6.           Invoices and Payment.

6.1           Supplier shall invoice Purchaser for all Ingredients sold pursuant to this Agreement, referencing in each such invoice the Purchase Order(s) to which such invoice relates.  Purchaser shall pay Supplier for Ingredient in United States dollars at Supplier's address set forth in this Agreement for notices or, if requested by Supplier, by wire transfer of immediately available funds to an account designated by Supplier.

6.2           Supplier will invoice Purchaser and Purchaser shall pay all amounts, other than Contested Amounts, due Supplier in U.S. Dollars, within 30 days after Tender of Delivery.   “Contested Amounts” refers to that portion of an invoice which Purchaser, in good faith, disputes.  In the event of Contested Amounts, Purchaser shall submit to Supplier by the invoice due date, full payment of the undisputed portion of any Supplier invoice and written documentation identifying and substantiating the Contested Amount.   Any Contested Amounts determined to be payable to Supplier shall be due within 10 days of resolution of the Contested Amount.

6.3           If Purchaser is in default of any uncontested payment hereunder and remains in default for more than 10 calendar days after receiving written notice thereof from Supplier: (i) all of Supplier’s outstanding invoices for Ingredients purchased pursuant to this Agreement shall become immediately due and payable and (ii) Supplier may withhold delivery or continued delivery of Ingredient, cancel this Agreement or seek damages for Purchaser’s breach.

7.           Representations and Warranties.

7.1           Supplier represents and warrants to Purchaser that:

(a) Supplier shall itself, and shall confirm to the best of Supplier’s ability that its suppliers,(i) obtain and maintain all necessary permits, registrations and licenses required to manufacture and supply Ingredient pursuant to this Agreement, and (ii) manufacture, package, store, transport  and sell Ingredients to Purchaser in compliance with applicable local laws, rules and regulations, including applicable good manufacturing practices;

(b) at the time of delivery, the Ingredients shall (i) be free from defects in materials and workmanship, conform to the Specifications, and be capable of maintaining the Specifications for the shelf life specified therein; (ii) be fit for human consumption; (iii) not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act (the “Act”) or within the meaning of any applicable federal, provincial,  state or local laws of the countries within the Territory, in which the definitions of “adulteration” or “misbranding” are substantially the same as those contained in the Act, nor will the Ingredient be an article which may not, under the Act, be introduced or delivered for introduction into interstate commerce, and (iv) be in compliance with applicable laws of the countries within the Territory, including laws pertaining to the manufacture and packaging of food for human consumption.

(c) the Ingredients shall have Kosher certification;

(d) the use or ingestion of the Ingredients will not cause exposure to any chemical determined by the State of California pursuant to Proposition 65 to cause cancer or reproductive toxicity;

(e) Supplier is the sole and exclusive owner of all right, title and interest in and to the Ingredient and its formulas and processes and has the exclusive right to sell the Ingredients, free and clear of any claim or conflict with the rights of others;

(f), there have been no claims made against Supplier or to the best of Supplier’s knowledge, against its suppliers asserting the invalidity, abuse, misuse, or unenforceability of any patents relating to the Ingredient or its manufacture, nor claims that the Ingredient infringes the rights of others, and to Supplier’s knowledge, no grounds for any such claims exist;

(g) Supplier is duly authorized by all necessary corporate action to enter into this Agreement and to perform its obligations hereunder; and

(h) this Agreement, when executed and delivered by Supplier, shall be a valid and binding obligation of Supplier, enforceable in accordance with its terms.

7.2           Supplier will sign and deliver a continuing pure food guaranties in form satisfactory to Purchaser ensuring that Ingredients will not be adulterated or misbranded under the applicable law of any country or state in which Ingredients are manufactured, delivered or sold.

7.3           Supplier shall confirm that all substances included in the Ingredients that are acquired from third parties satisfy the Specifications for such substances and are substances that are (i) free from defects in materials and workmanship, conform to the Specifications; (ii) fit for human consumption; (iii) not adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act (the “Act”) or within the meaning of any applicable federal, provincial, state or local laws of the countries within the Territory, in which the definitions of “adulteration” or “misbranding” are substantially the same as those contained in the Act, nor an article which may not, under the Act, be introduced or delivered for introduction into interstate commerce; and (iv) in compliance with applicable laws of the countries within the Territory, including laws pertaining to the manufacture and packaging of food for human consumption

8.           Inspection.

8.1           Ingredients shall be received by Purchaser subject to Purchaser’s right of timely inspection and rejection.  Such inspection and rejection must be completed no more than ten days from the date Purchaser receives the Ingredients at the Delivery Location.  In the event that any Ingredient delivered to Purchaser fails to meet the warranties set forth in this Agreement, Purchaser shall notify Supplier as to such condition promptly upon Purchaser’s discovery thereof and shall provide Supplier with a reasonable opportunity to inspect such Ingredient and to cure any defect in Ingredient or delivery within thirty (30) days of notice.  If Supplier cannot reasonably and promptly affect a cure for any nonconforming Ingredient, then at Purchaser’s option, Supplier shall either replace any Ingredient that fails to meet such warranties or shall refund the invoice price and shipping costs associated with any Ingredient that fails to meet such warranties, in addition to any other rights or remedies Purchaser may have.  All reasonable transportation charges for the return of such Ingredient and any incidental costs shall be paid by Supplier.  Payment for Ingredient prior to inspection by Purchaser shall not constitute acceptance thereof and is without prejudice to any and all claims that Purchaser may have against Supplier.  Inspection does not waive Purchaser right to reject, refuse acceptance and revoke acceptance of Ingredient which is subsequently determined to not conform to the terms of this Agreement.

8.2           Supplier must inform Purchaser immediately (and provide relevant documents) upon becoming aware of anything that may indicate the quality, safety, or labeling of the Ingredient could cause Supplier to violate any of its warranties, or if Supplier is contacted by a government agency or the media regarding Ingredients or matters that could potentially relate to them.  Before taking any action, including holding, retrieving, or recalling Ingredients, Supplier must consult with Purchaser.  In the event of any recall, Supplier shall be responsible for all recall costs incurred by Purchaser, including any damages or costs to Purchaser, its customers or their customers.

9.           Facility Audit and Inspection; Problem Notification.

9.1           Purchaser or its representative may audit Supplier’s non-financial books and records of account relating to Ingredients, including such records as pertain to the manufacture, handling, packaging, storage and delivery of Ingredient with reasonable notice with ten (10) days business notice, during Supplier’s regular business hours during the Term and for six (6) months after the Term.  Supplier will cooperate and provide access to its records for review. Purchaser will follow reasonable procedures as Supplier may request to maintain the confidentiality of the audited materials, but Supplier shall not require Purchaser or its representatives to sign a confidentiality agreement in order to conduct the audit.  If Supplier refuses Purchaser’s reasonable request to audit its records, Purchaser may withhold payment to Supplier and/or may suspend performance under this Agreement until Supplier complies.

9.2           Purchaser or its representative may inspect the facility or facilities where Supplier makes, stores, or ships Ingredients, with reasonable notice and in a reasonable manner, up to two (2) times a year (or more frequently if Purchaser finds a breach of this Agreement) to review whether Ingredient is manufactured, stored, handled, and processed in compliance with the Specifications and all applicable laws, quality control standards regarding food grade products, and the terms of this Agreement.  If the inspection reveals that Supplier has breached this Agreement, Purchaser may suspend performance under this Agreement until Supplier has taken corrective action satisfactory to Purchaser.  Purchaser or its representatives may return to inspect a facility as frequently as reasonably necessary to ensure that the breach has been corrected.  Inspections are solely at Purchaser’s discretion and expense and do not relieve Supplier of any obligations of inspection.

9.3         Supplier and its supplier’s facility or facilities shall undergo annual audits by third party auditors (SQF, AIB or such other auditor reasonably acceptable to Purchaser).  Supplier will notify Purchaser of the date of the audit and share the written results and reports from the audit with the Purchaser.  If the audit reveals that Supplier has failed to achieve minimum scores as agreed to by the parties, Purchaser may suspend performance under this Agreement until Supplier has taken corrective action satisfactory to Purchaser.

9.4           Supplier will promptly notify Purchaser of all inspections of Supplier’s Facility by any governmental or regulatory authorities or Kosher certification organizations relevant to the quality or safety of the Ingredient and Purchaser shall have the right to be present for such inspections.  Supplier will provide promptly to Purchaser copies of all written communications from any governmental or regulatory authority or Kosher certification organization pertaining to Ingredient or affecting Supplier’s obligations under this Agreement and provide Purchaser with a copy of any notice or report issued by the authority or certifying organization.

10.           Indemnity.

10.1           Supplier shall indemnify, defend and hold Purchaser, including its subsidiaries and Affiliates, and their officers, directors, shareholders, employees, representatives and agents (collectively, the “Purchaser Entities”) harmless from and defend the Purchaser Entities against any and all settlements, claims, demands, causes of action, judgments, damages, losses, costs and expenses reasonable attorney’s fees and litigation costs (collectively, a “Claim”) made or asserted against any of the Purchaser Entities by a third party (including any costs and expenses, reasonable attorney’s fees and litigation costs incurred by Purchaser to defend any Claim) and arising from or relating to (a) any product liability or defect claims relating solely to the Ingredient, including any goods in which the Ingredient is incorporated, (b) any failure of Supplier to comply with its obligations under this Agreement (including, without limitation, a breach of its representations and warranties), or (c) any tortious acts or omissions of the Supplier including its subsidiaries and Affiliates, and their respective officers, directors, shareholders, employees, representatives and agents (collectively, the “Supplier Entities”).

10.2           Purchaser shall indemnify, defend and hold the Supplier Entities harmless from and defend the Supplier Entities against any Claim made or asserted against any of the Supplier Entities by a third party (including any costs and expenses, reasonable attorney’s fees and litigation costs incurred by Purchaser to defend any Claim) and arising from or relating to (a) a product liability or defect claim relating to the manufacture, promotion or sale of the Ingredients unless the claim relates solely to the Ingredient; (b) any failure of Purchaser to comply with its obligations under this Agreement (including, without limitation, a breach of its representations and warranties); and (c) any tortious acts or omissions of the Purchaser Entities.

11.           Insurance. Throughout the Term and for a period of five years thereafter, each party shall maintain, with reputable insurance companies, commercial general liability insurance including but not limited to (i) injury to person, (ii) damage to property, including claims based on infringement (iii) contractual liability coverage;  (iv) personal and advertising injury liability and (v) products liability coverage including a broad form vendor's endorsement (additional insured-vendor), with a minimum limit of $5,000,000.00USD per occurrence, listing the other party, including Domino Foods, Inc. and its Affiliates and wholly-owned subsidiaries, as additional insureds.  The insurance policy required pursuant this section shall provide that in the event of its cancellation or nonrenewal, the insurer shall give written notice to the other party at least 30 days prior to the effective date of the cancellation or nonrenewal.  Each party shall furnish the other party with a certificate of insurance evidencing the insurance required by this section on or prior to the execution of this Agreement.

12.           Term  and Termination of Agreement.

12.1           The term of this Agreement shall commence as of the date set forth above and shall continue in effect for a period of the Effective Date through December 31, 2012 (“Term”).  Thereafter, the Agreement shall automatically renew from month to month unless terminated by either party upon 30 days notice.

12.2           If either party breaches any of the material provision of this Agreement, the other party shall have the right to terminate this Agreement upon 15 days' written notice of the breach whereupon this Agreement shall terminate unless such breach is remedied within such 15 days.  Further, if either party shall (a) become bankrupt or insolvent, (b) file for a petition therefor, (c) make an assignment for the benefit of creditors, or (d) have a receiver appointed for its assets, which appointment shall not be vacated within 60 days after the filing, then the other party shall be entitled to terminate this Agreement immediately upon written notice to such party.

13.           Confidentiality.

13.1           Each party acknowledges that: (a) as a result of its engagement under this Agreement, it (the “Receiving Party”) will obtain knowledge of, and access to, Confidential Information of the other party and its Affiliates (the “Disclosing Party”); (b) the Confidential Information constitutes valuable, special and unique assets of the Disclosing Party developed at significant expense which are the exclusive property of the Disclosing Party; and (c) the Disclosing Party would not enter into this Agreement without the assurance that all Confidential Information will be maintained confidential and used for the exclusive benefit of the Disclosing Party.  Accordingly, Receiving Party shall not, at any time, either during or subsequent to the Term use any of the Confidential Information, except in the performance of this Agreement or disclose any of the Confidential Information to any Person without the prior written consent of the Disclosing Party.  “Confidential Information” includes without limitation, the Ingredient and Ingredient formulations and specification, inventions, trade secrets, know-how, technical information, manufacturing practices, specifications, formulae, and other information of Disclosing Party and all such information developed by Disclosing Party in order to perform its obligations under this Agreement.  The restrictions of this Section shall not apply to any information which (x) is or becomes public knowledge through no fault of the Receiving Party; (y) is received by Receiving Party from a third party having the lawful right to disclose the information; or (z) subject to Section 14.2, is required by law to be disclosed.

13.2           If Receiving Party is required under applicable law to disclose Confidential Information, Receiving Party shall, prior to such disclosure, notify Disclosing Party of such requirement and all particulars related to such requirement.  Disclosing Party shall have the right, at its expense, to object to such disclosure and to seek confidential treatment of any confidential information to be so disclosed on such terms as it shall determine, and the Receiving Party shall fully cooperate with Disclosing Party in this regard.

13.3           This Agreement shall not be deemed to grant Receiving Party a license to use any Confidential Information for any purpose other than the performance of its obligations hereunder.  Upon the expiration or termination of this Agreement for any reason, Receiving Party shall return to Disclosing Party all Confidential Information, whether in tangible, electronic or other form, except that one copy may be retained by Receiving Party in its Legal Department to ensure compliance herewith.

14.           Survival of Rights.  The termination of this Agreement for any reason shall be without prejudice to, and shall not affect, the right of either party to recover from the other any and all damages to which either party may be entitled, or any other rights of either party and all such rights of both shall survive any such termination.  In addition, any termination of this Agreement shall not release the parties from liabilities and obligations accrued as of the date thereof.  Notwithstanding anything to the contrary that may be contained herein, in the event of the termination or expiration of this Agreement, the payment, indemnification, and other obligations of the parties which by their terms are to be performed or complied with subsequent to the expiration or termination of this Agreement shall survive and continue in effect.

15.           Notice. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the person giving such notice) sent by facsimile (with confirmation received of the recipient's number) to the numbers set forth below or shall be hand delivered by messenger or courier service, or mailed by registered or certified mail (postage prepaid), return receipt requested, or delivered by overnight delivery service, addressed to:

If to Purchaser:

Domino Foods, Inc.
120 Wood Avenue, Suite 515
Iselin, NJ  08830
Attention: Brian O’Malley, President
Facsimile: 732-906-5603

With a copy to:
Domino Foods, Inc.
One North Clematis Street, Suite 200
West Palm Beach, FL  33401
Attention: General Counsel
Facsimile: 561-366-5180

If to Supplier:
Sunwin International Neutraceuticals, Inc.:
6 Shengwang Avenue
Qufu, Shandong

China 273100
Facsimile: ______________________

With a copy to:
Sunwin International Neutraceuticals, Inc.:
431 Fairway Drive Suite 200
Deerfield Beach Florida 33441

Each such notice shall be deemed delivered (a) on the date delivered if by personal or overnight delivery, (b) on the date sent by telecopy if so sent, and (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

16.           Force Majeure.  The inability of any party to commence or complete its obligations hereunder by the dates herein required resulting from delays caused by strikes, insurrection, acts of God, war, emergencies, shortages or unavailability of materials, or other similar causes beyond the party's reasonable control which shall have been timely communicated to the other party, shall extend the period for the performance of the obligations for the period equal to the period(s) of any such delays(s); provided that such party shall continue to perform to the extent feasible in view of such force majeure; and provided further, that if such force majeure shall continue for a period of six months, either party shall have the right to terminate this Agreement upon written notice to the other.

17.           Assignment; Binding Effect. Neither party shall assign this Agreement without the prior written consent of the other party.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

18.           Waiver and Amendment.  Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant (including, without limitation, the period during which any condition is to be satisfied or any obligation performed) may be amended by the parties hereto at any time.  Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed by an officer authorized to execute waivers, extensions or amendments.  No waiver by any party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such provisions at any other time or a waiver of such party's rights under any other provision of this Agreement.  No failure by any party to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party's right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

19.           Entire Agreement.  This Agreement, including the Schedules attached hereto, contains every obligation and understanding between the parties relating to the subject hereof and merges all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any conditions, definitions, understandings, warranties or representations other than as expressly provided or referred to herein.

20.           Relationship of Parties.  This Agreement shall not constitute or be construed as creating a partnership or joint venture between the parties, and neither party shall be liable for any debts or obligations of the other party.  Neither party shall in any way be considered as being an agent or representative of the other party in any dealings with any third party, and neither party may act for, or bind, the other party in any such dealings.

21.           Remedies Cumulative. The rights and remedies given in this Agreement to a nondefaulting party shall be deemed cumulative, and the exercise of one of such remedies shall not operate to bar the exercise of any other rights and remedies reserved to a nondefaulting party under the provisions of this Agreement or given to a nondefaulting party at law or in equity.

22.           Law.  This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of New York without reference to the choice of law principles thereof.  Supplier shall comply with all laws, ordinances, rules, codes and regulations of Federal, State, regional and local authorities (collectively, the “Laws”) applicable to the Ingredients being sold. Any provisions required by the Laws to be included herein shall be deemed to be incorporated herein by reference, including, but not limited to, the provisions set forth in 29 CFR Part 470 and Executive Order clauses, as applicable, as referenced in E.O. No. 11246, the Rehabilitation Act and the Vietnam Veterans Era Readjustment Assistance Act, and EO 13496 notification of employee rights under federal labor laws (29 CFR Part 471, Appendix A to Subpart A).

23.           Prevailing Party.  If either party commences an action against the other to interpret or enforce any of the terms of this Agreement or as a result of a breach by the other party of any of its terms, the prevailing party shall be entitled to recover from the nonprevailing party reasonable attorneys' fees, costs and expenses incurred by the prevailing party in connection with such action.

24.           Affiliate. “Affiliate” means any Person which controls, is controlled by or is under common control with Purchaser or Supplier, as the case may be.  The term “control” means the ownership, directly or indirectly, or the power to direct the voting or disposition, of 50 percent or more of the voting stock or equity interests of the subject Person.  “Person” means any natural person, corporation, unincorporated organization, partnership, association, joint stock company, joint venture, limited liability company, trust or government, or any agency or political subdivision of any government, or any other entity.  Affiliates are intended third party beneficiaries of this Agreement.

25.           Language.   In the event this Agreement is written in both English and Chinese languages, then in the event of any discrepancy between the two language versions, the English language version shall prevail.

IN WITNESS WHEREOF, the parties have executed this Agreement by their authorized representatives effective as of the later date written below (“Effective Date”).

DOMINO FOODS, INC. 120 Wood Avenue, Suite 515 Iselin, NJ 08830 By: /s/ Brian O'Melley Name: Brian O'Melley Title: President and CRO Date: 11/30/2011	SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. 6 Shengwang Avenue Qufu, Shandong China 273100 By: /s/ Dongdong Lin Name: Dongdong Lin Title: CEO Date: 12/2/2011